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                          FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of this 16th day of October, 2012 by and among Forethought Life Insurance Company, an Indiana corporation (the "COMPANY"), acting herein for and on behalf of the Company and on behalf of each separate account set forth on attached Schedule A,as the same may be amended from time to time (the "SEPARATE ACCOUNTS"); Lord Abbett Series Fund, Inc. (the "FUND") on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto (each a "SERIES") and collectively, the "SERIES"); and Lord Abbett Distributor LLC (the "DISTRIBUTOR");

                                  WITNESSETH:

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established by insurance companies for life insurance policies and annuity contracts; and

WHEREAS, the Distributor is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the "1934 ACT"), is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and serves as principal underwriter of the shares of the Fund; and

WHEREAS, the Fund intends to make available shares of its series and any applicable class thereof as set forth in Separate Account registration statements for the Company, as filed with the Securities and Exchange Commission from time to time (the "Series"); and

WHEREAS, the Company is an insurance company which has registered or will register the variable annuities and/or variable life insurance policies funded through the Separate Account under the Securities Act of 1933, as amended (the "1933 ACT") and the Investment Company Act of 1940, as amended (the "1940 ACT"), unless exempt from such registration, to be issued by the Company for distribution (the "CONTRACTS").

NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

                                   ARTICLE I
                                 SERIES SHARES

1.1 The Fund and the Distributor agree to make shares of the Series available for purchase by the Company on behalf of the Separate Accounts on each Business Day (as hereafter defined) in accordance with the Fund's then current prospectus and statement of additional information. The Fund will execute orders placed for each Separate Account on a daily basis at the net asset value of each Series next computed after receipt by the Fund, or its designee, of such order as of the close of business on each Business Day, or to the extent appropriate, as provided in Schedule C attached hereto.

     A. For purposes of this Agreement, the Company shall be the designee of the Fund and Distributor for receipt of orders ("ORDERS") from each Separate Account and, receipt by


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     Company constitutes receipt by the Fund, provided that the Company receives
     Orders before the close of trading on the New York Stock Exchange
     ("CLOSE"). In the event the parties do not use the facilities of the National Securities Clearing Corporation ("NSCC"), Orders received in proper form by the Company prior to the Close on any given Business Day ("TRADE DATE") shall be processed that same evening and transmitted by electronic transmission (or facsimile -- confirmed via electronic transmission or telephone call) to Distributor by 9:00 a.m. Eastern Time on the next Business Day.

     B. For purposes of this Agreement, "BUSINESS DAY" shall mean any day on which and for so long as the New York Stock Exchange is open for trading and on which the Fund calculates the net asset value of each Series pursuant to the rules of the Securities and Exchange Commission ("SEC") or as set forth in the Series' prospectus.

1.2 The Board of Directors of the Fund (the "BOARD"), acting in good faith and in the exercise of its fiduciary responsibilities, may refuse to permit the Fund to sell shares of any Series to any person, or suspend or terminate the offering of shares of any Series if such action is required by law or by regulatory authorities having jurisdiction over the sale of shares.

1.3 The Fund and the Distributor agree that shares of the Fund or any of its Series will be sold only to insurance companies for use in conjunction with variable life insurance policies or variable annuities. No shares of the Fund or any of its Series will be sold to the general public.

1.4 The Fund and the Distributor agree to redeem for cash, at the Company's request, any full or fractional shares of the Series held by the Separate Accounts, on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption.

     A. For the purposes of this Agreement, the Company shall be the designee of the Fund for receipt of redemption requests from each Separate Account ("REQUESTS") and receipt by the Company constitutes receipt by the Fund, provided that the Company receives Requests before the Close. In the event the parties do not use the facilities of the NSCC, Requests received in proper form by the Company prior to the Close on any Trade Date shall be processed that same evening and transmitted by electronic transmission (or facsimile -- confirmed via electronic transmission or telephone call) to Distributor by 9:00 a.m. Eastern Time on the next Business Day. .

1.5 Except as otherwise provided herein, the Company agrees that purchases and redemptions of Series shares offered by the then current prospectus of the Series shall be made in accordance with the provisions of the prospectus.

     A. The Company will place separate orders to purchase or redeem shares of each Series. Each order shall describe the net amount of shares and dollar amount of each Series to be purchased or redeemed.

     B. In the event of net purchases, the Company will pay for shares before 3:00 p.m. (Eastern Time) on the next Business Day after receipt of an order to purchase shares.

     C. In the event of net redemptions, the Fund shall pay the redemption proceeds in federal funds transmitted by wire before 3:00 p.m. (Eastern time) on the next Business Day after an order to redeem Series shares is made.

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1.6  Issuance and transfer of the Series' shares will be by book entry only.
Share certificates will not be issued to the Company or any Separate Account. Shares purchased will be recorded in an appropriate title for each Separate Account or the appropriate sub-account of each Separate Account. The Fund shall furnish to the Company the CUSIP number assigned to each Series as may be amended from time to time.

1.7 The Distributor shall notify the Company in advance of any dividends or capital gain distributions payable on the Series' shares, but shall use commercially reasonable efforts to provide same day notice by 6:00 p.m. Eastern time on the declaration date (by wire or telephone, followed by written confirmation). The Company elects to reinvest all such dividends and capital gain distributions in additional shares of that Series. The Fund shall notify the Company of the number of shares issued as payment of dividends and distributions. The Company reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash.

1.8 The Distributor shall provide, in a form acceptable to the Company, the net asset value per share of each Series to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated. The Fund shall use commercially reasonable efforts to make such net asset value per share available by 6:00 p.m. Eastern time. Information specified in this Section and
Section 1.7 will be substantially in the form as set forth in Schedule C.

     A. If the Distributor provides materially incorrect share net asset value information through no fault of the Company, the Separate Accounts shall be entitled to an adjustment with respect to the Series shares purchased or redeemed to reflect the correct net asset value per share.

     B. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery.

          1. The Fund or Distributor shall indemnify and hold harmless the Company against any amount the Company is legally required to pay annuity or life insurance contract owners that have selected a Series as an investment option ("Contract owners"), and which amount is due to the Fund's or its agents' material miscalculation and/or incorrect reporting of the daily net asset value, dividend rate or capital gains distribution rate.

          2. Should a material miscalculation by the Fund or its agents result in a gain to the Company, subject to the immediately following sentence, the Company shall immediately reimburse the Fund, the applicable Series or its agents for any material losses incurred by the Fund, the applicable Series or its agents as a result of the incorrect calculation. Should a material miscalculation by the Fund or its agents result in a gain for Contract owners, the Company will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Fund, the applicable Series or its agents. The Company shall then make such reasonable effort, at the expense of the Fund or its agents, to recover the money and repay the Fund, the applicable Series or its agents; provided, however, the Company shall not be obligated to initiate or otherwise pursue any legal action against Contract owners for any such reimbursements.

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          3. The Fund shall reimburse the Company for any and all costs and expenses that result from the Distributor providing a materially incorrect share net asset value per share, dividend or capital gain, including any administrative costs incurred by the Company in resolving the error. The Company shall submit an invoice to the Fund or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt.

With respect to the material errors or omissions described above, this section shall control over other indemnification provisions in this Agreement.

     C. The Distributor or the Fund shall also provide any additional information relating to each Series, including the non-fair market net asset value, in the time and manner reasonably requested by the Company.

1.9 The Company agrees to provide information to the Fund solely for the purpose of facilitating its compliance with Rule 22c-2 in accordance with the Rule 22c-2 Shareholder Information Agreement between the Company and the Fund, among others, a form of which agreement is attached hereto as Schedule D. Nothing herein, nor any action by the Company, shall be construed as, or infer that the Company has undertaken any duty or obligation, whether express or implied, at law or in equity, to detect abusive trading activities pursuant to the Fund Policies.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1  The Company represents and warrants that:

     A. The Contracts are or will be registered under the 1933 Act unless exempt and that the registrations will be maintained to the extent required by law.

     B. The Contracts will be issued in material compliance with all applicable federal and state laws and regulations.

     C. The Company is duly organized and in good standing under applicable law.

     D. The Company has legally and validly established each Separate Account prior to any issuance or sale as a segregated asset account under the Indiana Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of each Separate Account as a unit investment Fund in accordance with the 1940 Act, unless exempt from such registration.

2.2  The Fund and the Distributor represent and warrant that:

     A. Series shares sold pursuant to this Agreement shall be registered under the 1933 Act and the regulations thereunder to the extent required.

     B. Series shares shall be duly authorized for issuance in accordance with the laws of each jurisdiction in which shares will be offered.

     C. Series shares shall be sold in material compliance with all applicable federal and state securities laws and regulations.

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     D. The Fund is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required.

     E. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act, from time to time, as required in order to effect the continuous offering of the Series' shares.

2.3  The Fund represents and warrants that:

     A. The Fund is currently qualified as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended, (the "CODE") and complies with Section 817(h) of the Code and regulations there under. The Fund will make every effort to maintain such qualification and that both will notify the Company immediately in writing upon having a reasonable basis for believing that the Fund has ceased to qualify or that the Fund might not qualify in the future.

     B. The Fund is duly organized and validly existing under the laws of the state of its organization.

     C. The Fund does and will comply in all material respects with the 1940
     Act.

     D. The Fund has obtained an order from the SEC granting participating insurance companies and variable insurance product separate accounts exemptions from the provisions of the 1940 Act, as amended, and the rules thereunder, to the extent necessary to permit shares of the Fund or its Series to be sold to and held by variable insurance product separate accounts of both affiliated and unaffiliated life insurance companies.

2.4 The Distributor represents and warrants that it is and shall remain duly registered under all applicable federal, state laws and regulations and that it will perform its obligations for the Fund and the Company in material compliance with all applicable laws and regulations.

                                  ARTICLE III
       PROSPECTUSES, REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS; VOTING

3.1 The Fund shall provide the Company with as many printed copies of the current prospectus(es), statement of additional information, proxy statements, annual reports and semi annual reports of each Series (and no other series), and any supplements or amendments to any of the foregoing, as the Company may reasonably request. If requested by the Company, the Fund shall provide such documents in the form of typeset electronic document files or other such electronic means and such other assistance as is reasonably necessary in order for the Company to have any of the prospectus(es), statement of additional information, proxy statements, annual reports and semi annual reports of each Series (and no other series), and any supplements or amendments to any of the foregoing. Such documents may be printed in combination with such documents of other fund companies' and/or such documents for the Contracts and/or may be delivered electronically. The decision of whether to distribute summary prospectuses or statutory prospectuses for a Series is at the discretion of the Company.

Expenses associated with providing, printing, processing and distributing such documents shall be allocated in accordance with SCHEDULE B attached hereto. The Distributor shall reimburse

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the Company within 30 days, upon the Company's request, for its costs in accordance with Schedule B. If any such reimbursement payment is not received by the Company within 30 days after being presented with the Company's invoice therefor, interest will begin to accrue thereon at the rate of 1.5% a month or the highest rate permitted by law, whichever shall be greater. The parties agree to use their best efforts to resolve any billing discrepancy detected by a party.

3.2 The Fund or its designee will provide the Company 90 days' notice of any change for a Series, including but not limited to, (a) fund objective changes,
(b) anticipated fund mergers/substitutions, (c) no-action or exemptive requests from the SEC, (d) fund name changes, (e) fund adviser or sub-adviser changes; and/or (f) conditions or undertakings that affect the Company's rights or obligations hereunder. If the Fund does not provide the Company with 90 days notice the Company will use its best efforts to make the change at the date requested by the Fund. Notwithstanding anything to the contrary, the Distributor will provide all registration statement supplements to the Company in hand promptly after the date of filing such document with the Securities and Exchange Commission. The Fund will provide the Company with updated shareholder reports no later than 30 days after the end of the reporting period. The Company reserves the right, in its sole discretion, to combine the delivery of Fund supplements to coordinate with other Company variable product supplements.

3.3 The Fund will provide the Company with copies of its proxy solicitations applicable to the Series. The Company will, to the extent required by law, (a) distribute proxy materials applicable to the Series to eligible Contract owners,
(b) solicit voting instructions from eligible Contract owners, (c) vote the Series shares in accordance with instructions received from Contract owners; and
(d) if required by law, vote Series shares for which no instructions have been received in the same proportion as shares of the Series for which instructions have been received.

     A. To the extent permitted by applicable law, the Company reserves the right to vote Series shares held in any Separate Account in its own right.

     B. Unregistered separate accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") will refrain from voting shares for which no instructions are received if such shares are held subject to the provisions of ERISA.

3.4 The Fund will comply with all provisions of the 1940 Act and the rules thereunder requiring voting by shareholders.

                                   ARTICLE IV
                         SALES MATERIAL AND INFORMATION

4.1 The Company shall furnish, or shall cause to be furnished, to the Fund prior to use, each piece of sales literature or advertising prepared by the Company in which the Fund or the Distributor is described. No sales literature or advertising will be used if the Fund or the Distributor reasonably objects to its use within ten (10) Business Days following receipt by the Fund.

4.2 The Company will not, without the permission of the Fund, make any representations or statements on behalf of the Fund or concerning the Fund in connection with the advertising or sale of the Contracts, other than information or representations contained in: (a) the registration

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statement or Series prospectus(es), (b) Series' annual and semi annual reports to shareholders, (c) proxy statements for the Series, or, (d) sales literature or other promotional material approved by the Fund.

4.3 The Fund shall furnish, or shall cause to be furnished, to the Company prior to use, each piece of sales literature or advertising prepared by the Fund in which the Company, the Contracts or Separate Accounts, are described. No sales literature or advertising will be used if the Company reasonably objects to its use within ten (10) Business Days following receipt by the Company.

4.4 Neither the Fund nor the Distributor will, without the permission of the Company, make any representations or statements on behalf of the Company, the Contracts, or the Separate Accounts or concerning the Company, the Contracts or the Separate Accounts, in connection with the advertising or sale of the Contracts, other than the information or representations contained in: (a) the registration statement or prospectus for the Contracts, (b) Separate Account reports to shareholders, (c) in sales literature or other promotional material approved by the Company.

4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports to shareholders, proxy statements, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions and requests for no-action letters, and all amendments, that relate to the Series or its shares.

4.6 The Company will provide to the Fund, upon the Fund's request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, and requests for no action letters, and all amendments, that relate to the Contracts.

4.7 The Company is hereby granted a royalty-free, worldwide license to use, print, broadcast and otherwise display in any print or electronic medium the Fund's and Distributor's service marks, trade names and logos in sales literature or other promotional material. For the purposes of this Agreement, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in a newspaper, magazine, or other periodical, radio, television, telephone, Internet, or tape recording, videotape display, signs, video streams, computerized media, websites or other public media), sales literature or other promotional material (i.e., any written communication distributed or made generally available to key firms, customers or the public, including brochures, circulars, pitch books, information provided on a website, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sale literature or other promotional material), educational or training materials or other communications distributed or made generally available to some or all agents, wholesalers or employees.

                                   ARTICLE V
                                DIVERSIFICATION

5.1 The Fund represents and warrants that, at all times, each Series will comply with Section 817(h) of the Code and all regulations thereunder, relating to the diversification requirements for

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variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or regulations. In the event a Series ceases to so qualify, the Fund will notify the Company immediately of such event and the Fund will take all steps necessary to adequately diversify the Series so as to achieve compliance within the grace period afforded by Treasury Regulation
Section 1.817-5. If a Series fails to achieve compliance with Section 817(h) within the grace period the Fund will reimburse the Company for all damages resulting to the Company.

                                   ARTICLE VI
                              POTENTIAL CONFLICTS

6.1 The Board will monitor the Series for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Series. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

6.2 The Company will report any potential or existing material irreconcilable conflict of which it is actually aware to the Board. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

6.3 If it is determined by a majority of the Board, or a majority of its independent Trustees, that a material irreconcilable conflict exists due to issues relating to the Contracts, the Company will, at the Fund's expense and to the extent reasonably practicable, take whatever steps it can which are necessary to remedy or eliminate the irreconcilable material conflict, including, without limitation, withdrawal of the affected Separate Account's investment in the Series. No charge or penalty will be imposed as a result of such withdrawal.

6.4 The Company will, at least annually, submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

                                  ARTICLE VII
                                INDEMNIFICATION

7.1  Indemnification by the Company

     A. The Company agrees to indemnify and hold harmless the Distributor, the Fund and each of their directors, Trustees or (if applicable), officers, members, employees and agents and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, the "INDEMNIFIED PARTIES" and individually, an "INDEMNIFIED PARTY" for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become

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     subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of Series shares or the Contracts and:

          1. Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a disclosure document for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company applicable to the Contracts or Separate Accounts (or any amendment or supplement to any of the foregoing) (collectively, "COMPANY DOCUMENTS" for the purposes of this Article VII), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Series shares; or

          2. Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the registration statement, prospectus, statement of additional information or sales literature of the Fund applicable to the Series (or any amendment or supplement to any of the foregoing) (collectively, "Fund Documents" for purposes of this Article VII)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Series shares; or

          3. Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund by or on behalf of the Company; or

          4. Arise out of or result from any breach of any promise, representation and/or warranty made by the Company in this Agreement or arise out of or result from any other breach of this Agreement by the Company.

          5. Arise out of or result from Company's negligence or willful malfeasance in connection with performing under this Agreement.

     B. The Company shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Fund or the Distributor, whichever is applicable.

     C. The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the

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     Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     D. The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Series shares or the Contracts or the operation of the Fund.

7.2  Indemnification by the Distributor

     A. The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "INDEMNIFIED PARTIES" and individually, an "INDEMNIFIED PARTY" for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Series shares or the Contracts and:

          1. Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Fund Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or the Distributor by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Series shares; or

          2. Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or Series shares; or

          3. Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Distributor or the Fund; or

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          4. Arise out of or result from any breach of any promise,
          representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other breach of this Agreement by the Distributor.

          5. Arise out of or result from Company's negligence or willful malfeasance in connection with performing under this Agreement.

     B. The Distributor shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Separate Account, whichever is applicable.

     C. The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Distributor shall be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Distributor to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     D. The Indemnified Parties shall promptly notify the Distributor of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of a Separate Account.

7.4  Indemnification by the Fund

     A. The Fund agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "INDEMNIFIED PARTIES" and individually, an "INDEMNIFIED PARTY" for purposes of this Section 7.4) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "LOSSES"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Series shares or the Contracts and:

          1. Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Fund Documents or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund or the Distributor by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Series shares; or

          2. Arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Fund or persons under its control, with respect to the sale or distribution of the Contracts or Series shares; or

          3. Arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund; or

          4. Arise out of or result from any breach of any promise, representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other breach of this Agreement by the Fund; or

          5. Arise out of or result from Company's negligence or willful malfeasance in connection with performing under this Agreement.

     B. The Fund shall not be liable under this indemnification provision with respect to any Losses which are due to an Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Separate Account, whichever is applicable.

     C. The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund shall be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of its election to assume the defense thereof, the Indemnified Party shall bear the expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this

     Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     D. The Indemnified Parties shall promptly notify the Fund of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the Contracts or the operation of a Separate Account.

7.5 Any party seeking indemnification (the "POTENTIAL INDEMNITEE") will promptly notify any party from whom they intend to seek indemnification (each a "POTENTIAL INDEMNITOR") of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

7.6 With respect to any claim, the parties each shall give the others reasonable access during normal business hours to its books, records, and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one and other in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other parties, at all times, shall have the right to intervene in the defense of the case.

7.7  If a party is defending a claim and indemnifying another party hereto, and:
(i) a settlement proposal is made by the claimant, or (ii) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the Indemnified Party of such settlement proposal together with its counsel's recommendation. If the defending party desires to enter into the settlement and the Indemnified Party fails to consent within thirty (30) Business Days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the Indemnified Party, from the time it fails to consent forward, shall defend the claim and shall indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a "SPECIFIC PERFORMANCE SETTLEMENT"), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this
Section 7.7 shall not apply.

7.8 The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a DE NOVO proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

                                  ARTICLE VIII
                                 APPLICABLE LAW

8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

8.2 This Agreement, its terms and definitions, shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934, and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

                                   ARTICLE IX
                                  TERMINATION

9.1 This Agreement shall continue in full force and effect until the first to occur of:

     A. Termination by any party for any reason upon six-months advance written notice delivered to the other parties; or

     B. Termination by the Company by written notice to the Fund or the Distributor with respect to any Series in the event any of the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by the Company; or

     C. Termination by the Company upon written notice to the Fund with respect to any Series in the event that such Series ceases to qualify as a "regulated investment company" under Subchapter M of the Code or under any successor or similar provision; or

     D. Termination by the Company upon written notice to the Fund and the Distributor with respect to any Series in the event that such Fund fails to meet the diversification requirements specified in Section 5.1 of this Agreement; or

     E. Termination upon mutual written agreement of the parties to this Agreement.

9.2  Effect of Termination.

     A. Notwithstanding any termination of this Agreement, the Fund shall, at the option of the Company, continue to make available additional shares of the Series pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "EXISTING CONTRACTS") unless such further sale of Series shares is proscribed by law, regulation or applicable regulatory body. Specifically, without limitation, the owners of the Existing Contracts will be permitted to direct allocation and reallocation of investments in the Series, redeem investments in the Series and invest in the Series through additional purchase payments. In such event, applicable terms of Agreement shall survive such termination.

     B. The Company agrees not to redeem Series shares attributable to the Contracts except (i) as necessary to implement Contract owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application or (iii) as permitted by an order of the SEC. Upon request, the Company will promptly furnish to the Fund the opinion of counsel for the Company to the effect that any redemption pursuant to clause (ii) above is a legally required redemption.

     C. In addition to the foregoing, Article VII Indemnification shall survive any termination of this Agreement.

                                   ARTICLE X
                                    NOTICES

10.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund or Distributor:

Lord Abbett Distributor
90 Hudson Street
Jersey City, NJ 07030
Attention: General Counsel

If to the Company:

Forethought Life Insurance Company
300 North Meridian Street Suite 1800
Indianapolis, IN 46204
Attn: Eric Todd, EVP, Chief Investment Officer

                                   ARTICLE XI
                                 MISCELLANEOUS

11.1 Each party will treat as confidential any and all "NONPUBLIC PERSONAL FINANCIAL INFORMATION," Shareholder Information and all information reasonably expected to be treated as confidential (collectively, "Confidential Information") and not release any Confidential Information unless (a) the other party provides written consent to do so; (b) a party is compelled to do so by court order, subpoena or comparable request issued by any governmental agency, regulator or other competent authority; or (c) permitted by applicable law. Each party shall safeguard Confidential Information as required by applicable law and provide reasonable confirmation upon request. As used above, (i) "NONPUBLIC PERSONAL FINANCIAL INFORMATION" shall refer to personally identifiable financial information about any prospective or then existing customer of the Company including customer lists, names, addresses, account numbers and any other data provided by customers to the Company in connection with the purchase or maintenance of a product or service that is not Publicly Available; and (ii) "PUBLICLY AVAILABLE" shall mean any information that the disclosing party has a reasonable basis to believe is lawfully made available to the general public from federal, state, or local government records, widely distributed media, or disclosures made to the general public that are required by federal, state, or local law. The Fund and its affiliates agree that it and they shall not use the information received pursuant to this Agreement, including any Confidential Information, for marketing or solicitation purposes.

11.2 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.4 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11.5 Each party shall cooperate with each other party and all appropriate governmental authorities (including, without limitation, the SEC, FINRA and state insurance regulators) and shall permit such authorities (and other parties) reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.7 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties.

11.8 The waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

11.9 The Company shall be excused from performance under this Agreement and shall have no liability to any other party hereof or any third person for any period that it is prevented, hindered or unable to perform any of our obligations, in whole or in part, as a result of acts of God, strikes, terrorist activities, power outages (including so-called brown outs), material changes in circumstances or laws, regulations or interpretations of the same affecting any of our obligations hereunder, or other causes beyond its reasonable control; and such non-performance shall not be a default under this Agreement.

11.10 The parties mutually acknowledge that this Agreement represents the collective drafting efforts of each party and therefore any ambiguity shall not be interpreted against the interests of any party.

11.11 The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Except as provided in Section 7.8, any unresolved controversy, claim or dispute shall be submitted to non-binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the effective date set forth above.

FORETHOUGHT LIFE INSURANCE COMPANY
On its behalf and each Separate Account
named in Schedule A

By:
     -------------------------
Its

LORD ABBETT SERIES FUND, INC.        LORD ABBETT DISTRIBUTOR LLC, BY LORD,
                                     ABBETT & CO. LLC, ITS MANAGING MEMBER

By:                                    By:
     --------------------------------       -----------------------------------
     Lawrence H. Kaplan                     Lawrence H. Kaplan
     Vice President and Secretary           Member

                                   SCHEDULE A

                               SEPARATE ACCOUNTS

NAME OF SEPARATE ACCOUNT
Forethought Life Insurance Company Separate Account A

NAME OF CONTRACT FUNDED BY SEPARATE ACCOUNT
ForeRetirement Variable Annuity

                                   SCHEDULE B

                             ALLOCATION OF EXPENSES

ITEM                                   PAID BY THE COMPANY                           PAID BY THE FUND
----------------------------------------------------------------------------------------------------------------
Registration Statements  Preparing and filing the Separate Account's      Preparing and filing the Fund's
                         registration statement                           registration statement
Prospectuses,            Text composition and alterations for Separate    Text composition and alterations for
Supplements, and         Account prospectus, supplements and statements   Series prospectuses, supplements and
Statements of            of additional information                        statements of additional information
Additional Information
                         Printing, processing, mailing and distributing   Printing, processing, mailing and
                         or electronically delivering of Separate         distributing and/or electronically
                         Account prospectuses, supplements and            delivering of Series prospectuses,
                         statements of additional information to new and  supplements and statements of
                         existing Contract owners as required by          additional information for use with
                         applicable law                                   existing Contract owners, including a
                         Printing, processing, mailing and distributing   prospectus delivered at the time a
                         Separate Account and Series prospectuses,        Contract owner initially allocates
                         supplements and statements of additional         contract value to a Series, as
                         information for use with prospective Contract    required by applicable law (1)
                         owners
Documents and                                                             Printing, processing, mailing and
Communications related                                                    distributing and/or electronically
fund to changes                                                           delivering Series supplements and
                                                                          other communications related to Fund
                                                                          substitutions, Fund closings, Fund
                                                                          mergers and other similar Fund
                                                                          transactions to existing Contract
                                                                          owners; and printing, processing,
                                                                          mailing, and distributing and/or
                                                                          electronically delivering Separate
                                                                          Account supplements to existing
                                                                          Contract owners only in instances
                                                                          where the Separate Account supplement
                                                                          is a direct result of a Series
                                                                          supplement due to a change in the
                                                                          Series name or other relevant
                                                                          information included in the Separate
                                                                          Account prospectus (1)
Annual and Semi-Annual   Text composition of annual and semi-annual       Text composition of annual and
Reports                  reports of the Separate Account                  semi-annual reports of the Series
                         Printing, processing, mailing, and distributing  Printing, processing, mailing, and/or
                         or electronically delivering annual and          distributing or electronically
                         semi-annual reports of the Separate Account to   delivering annual and semi-annual
                         Contract owners                                  reports of the Series to existing
                                                                          Contract owners (1)

ITEM                                   PAID BY THE COMPANY                           PAID BY THE FUND
----------------------------------------------------------------------------------------------------------------
Proxies                  Text composition, printing, processing,          Text composition, printing,
                         mailing, distributing or electronically          processing, mailing, distributing or
                         delivering and tabulation of proxy statements    electronically delivering and
                         and voting instruction solicitation materials    tabulation of proxy statements and
                         to Contract owners with respect to proxies       voting instruction solicitation
                         sponsored by the Separate Accounts               materials to existing Contract owners
                                                                          with respect to proxies sponsored by a
                                                                          Series or the Fund (1)

------------

(1) The Company may request that the Fund provide typeset electronic document files of such documents for use with Contract owners. The Company may choose to print the Series' prospectus(es), statement of additional information, and semi-annual and annual reports, or any of such documents, in combination with such documents of other fund companies; or may utilize electronic delivery for such Fund documents. In this case, the Fund's share of the total expense for printing and delivery of the combined materials shall be determined pro-rata based upon the page count of the documents as compared to the total page count for the combined materials containing all other funds offered under the Contracts; provided, however, that the Fund's share of the total expenses shall not exceed an amount equal to the product of x and y where x is the number of combined materials distributed to Contract owners and y is the Fund's per unit cost of printing the relevant documents.

                                   SCHEDULE C

                           PROCESSING SPECIFICATIONS

I. FORMAT FOR NAV AND DIVIDEND INFORMATION

Please provide the following information when sending the nightly NAV and Dividend Distribution Date Fax/Email. This information should be received nightly via Fax/ Email even if it is also provided through NSCC.

Pricing Company Name
Fund Name (no abbreviations)
Fund Number
Ticker and/or Cusip Number
NAV
NAV Change from Prior Day
Ordinary Dividend Distribution
Daily Accrual Dividend
Short Term Gain Distribution
Long Term Gain Distribution
Pricing Contact Name and Phone Number
Distribution Data Contact Name and Phone Number
Emergency after hours Name & Phone Number

II. NSCC TRANSACTIONS

The following terms and conditions hereby amend Article I of the Agreement with respect to the receipt and transmission of orders routed through the National Securities Clearing Corporation ("NSCC") in accordance with the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") platform cycle file:

     A. The Fund will accept all orders to purchase shares of the Series available using the NSCC's DCC&S platform. The Trust will also provide the Company with account positions and activity data using the NSCC's Networking platform or through DST VISION. The Company shall pay for Series shares by federal funds wire using the NSCC's Fund/SERV System in accordance with the rules and regulations of the NSCC, as the same may be amended from time to time.

     B. The Company shall use best efforts to promptly notify the Fund or its designated transfer agent of its inability to use the NSCC's DCC&S platform by telephone and/or facsimile.

     C. The Trust will provide the Company with account positions and activity data using the NSCC's Networking platform or through DST VISION (I.E., the NSCC's product that allows Trusts, Distributors and Companies to exchange account).

     D. Payment for Series shares redeemed in accordance with this Schedule shall be effectuated using the NSCC's FundSERV System. Payment shall be in federal funds transmitted by wire to the Fund's designated Settling Bank. For the purposes of the foregoing, a "SETTLING BANK" shall mean the entity appointed by the Fund to perform such settlement services on behalf of the Series and which entity agrees to abide by the NSCC's Rules and Procedures insofar as they relate to the same day funds settlement.

     E. The Distributor shall furnish notice to the Company of any income, dividends or capital gain distributions payable on the Series' shares through the NSCC's FundSERV System.

                                   SCHEDULE D

              FORM OF RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

                                    23